Exhibit 99.1

Date:	April 29, 2016
Contact:	Gregory P. Sargen
Executive Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS

- Sales increased 20% and EBITDA increased 52% vs. prior year quarter -

- 2016 financial guidance reaffirmed -

- Conference call at 8:30 a.m. ET on April 29, 2016 -

East Rutherford, NJ – April 29, 2016 – Cambrex Corporation (NYSE: CBM) reports results for the first quarter ended March 31, 2016.

Highlights

-	Sales increased 20%, and 21% excluding the impact of foreign currency, to $93.9 million compared to $78.2 million in the same quarter last year.

-	Adjusted EBITDA increased 52% to $27.2 million compared to $18.0 million in the same quarter last year. (See table at the end of this release).

-	GAAP Diluted EPS from continuing operations was $0.45 compared to $0.26 in the same quarter last year and Adjusted Diluted EPS was $0.50 compared to $0.29 in the same quarter last year.

-	Net cash was $85.6 million at the end of the first quarter, an improvement of $71.6 million during the quarter.

-

The Company continues to expect full year 2016 sales, excluding the impact of foreign currency, to increase between 8% and 12% compared to 2015. Adjusted EBITDA is still expected to be between $142 and $148 million, a 10% to 15% increase over 2015. (See Financial Expectations section below).

“We are pleased to report a very positive first quarter and confirm our full year expectations for strong, profitable growth. We saw growth across all product categories, especially controlled substances, where we continue to be favorably positioned to take advantage of market dynamics,” commented Steven M. Klosk, President and Chief Executive Officer of Cambrex, “Overall industry trends remain favorable and we are adding resources and executing on various capital projects to ensure we continue to have capacity to satisfy demand.

“We now expect the new large scale capacity project at our Charles City, Iowa facility to come on line around the end of the second quarter of this year. While delays in equipment delivery and a few installation challenges caused us to push the start-up date back a few months, we successfully adjusted the site’s production schedule to ensure that we continue to meet customer demand and the expected cost of the project remains on budget.”

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com	1

Basis of Reporting

The Company has provided a reconciliation of GAAP amounts to adjusted (i.e. Non-GAAP) amounts at the end of this press release. Cambrex management believes that the adjusted amounts provide useful information to investors due to the magnitude and nature of certain expenses recorded in the GAAP amounts.

First Quarter 2016 Operating Results – Continuing Operations

Sales were $93.9 million, compared to $78.2 million in the same period last year, representing a 20% increase. Foreign exchange unfavorably impacted reported sales growth by 1%. The sales increase primarily reflects higher volumes of controlled substances, certain branded active pharmaceutical ingredients (APIs) and generic APIs, partially offset by lower pricing.

Gross margins increased to 41% from 37% compared to the same quarter last year. The increase reflected a favorable mix of products and higher plant utilization. Foreign currency favorably impacted margins by 2% in the first quarter of 2016.

Selling, general and administrative expenses were $14.0 million compared to $13.8 million in the same quarter last year. The increase was mainly due to costs related to the implementation of a new ERP system partially offset by a favorable impact from foreign exchange.

Operating profit increased to $21.4 million from $12.7 million in the same quarter last year. The increase in operating profit was primarily the result of higher gross profit, partially offset by higher operating expenses. Adjusted EBITDA was $27.2 million compared to $18.0 million in the same quarter last year.

Income tax expense was $6.6 million resulting in an effective tax rate of 31%, compared to expense of $3.8 million in the same period last year. The effective tax rate was flat compared to the same quarter last year.

Income from continuing operations was $14.8 million or $0.45 per share compared to $8.4 million or $0.26 per share in the same quarter last year. Adjusted income from continuing operations was $16.3 million or $0.50 per share, compared to $9.2 million or $0.29 per share in the same quarter last year (see table at the end of this release).

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com	2

Capital expenditures and depreciation were $18.1 million and $5.4 million, respectively, compared to $12.0 million and $5.1 million, respectively, in the same quarter last year.

The improvement in net cash of $71.6 million during the first quarter of 2016 includes an advance payment of $39.0 million that is expected to reverse in 2020 and an advance payment of $21.0 million that is expected to reverse during the second quarter of 2016.

Financial Expectations – Continuing Operations

The following table shows the Company’s current expectations for its full year 2016 financial performance:

Expectations

Gross sales increase	8% - 12%

Adjusted EBITDA	$142 - $148 million

Adjusted income from continuing operations per share	$2.46 - $2.58

Free cash flow	$60 - $70 million

Capital expenditures	$70 - $75 million

Depreciation	$26 - $28 million

Effective tax rate	32% - 34%

Consistent with prior guidance for the full year 2016, these financial expectations are for continuing operations and exclude the impact of any potential acquisitions, divestitures, restructuring activities, outcomes of tax disputes and any charges related to any future sale of the Company’s Zenara business located in Hyderabad, India. Sales expectations exclude the impact of foreign exchange. EBITDA, Adjusted EBITDA and Adjusted income from continuing operations per share for 2016 will be computed on a basis consistent with the reconciliation of the first quarter 2016 results in the tables at the end of this release. Free cash flow is defined as the change in debt, net of cash during the year. The tax rate will be sensitive to the Company’s geographic mix of income.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s first quarter 2016 Form 10-Q is filed with the SEC.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com	3

Conference Call and Webcast

A conference call to discuss the Company’s first quarter 2016 results will begin at 8:30 a.m. Eastern Time on April 29, 2016 and can be accessed by calling 1-800-768-6544 for domestic and +1-785-830-7990 for international. Please use the passcode 2458958 and call approximately 10 minutes prior to the start time. A webcast will be available in the Investors section on the Cambrex website located at www.cambrex.com. A telephone replay of the conference call will be available through May 6, 2016 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international. Please use the passcode 2458958 to access the replay.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (“APIs”), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Forward Looking Statements

This document contains “forward-looking statements,” including statements or tables regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” “Highlights” and those attributed to our President and Chief Executive Officer in this document. These and other forward looking statements may be identified by the fact that they use words such as “guidance,” “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations. The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2015, captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, market acceptance and adoption rate of our customers’ products, government legislation and regulations (including those pertaining to environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation, environmental matters, changes in foreign exchange rates, uncollectible receivables, the timing of orders or shipments and the Company’s ability to meet its production plan and customer delivery schedules, expected timing of completion of capacity expansions, loss on disposition of assets, the Company’s ability to dispose of Zenara assets held for sale, cancellations or delays in renewal of contracts, lack of suitable raw materials, the Company’s ability to receive regulatory approvals for its products, continued demand in the U.S. for late stage clinical products and the successful outcome of the Company’s investment in new products.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com	4

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including the Forward-Looking Statement sections therein, and other filings with the SEC. The Company cautions investors and potential investors not to place significant reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in our SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Use of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations are non-GAAP financial measures. The Company defines EBITDA as operating profit plus depreciation and amortization expense and Adjusted EBITDA excludes the impact of any potential acquisitions, restructuring activities and charges related to any future sale or closure of the Company’s Zenara business located in Hyderabad, India. Adjusted Income from Continuing Operations is calculated in a manner consistent with that shown in the table at the end of this release. Other companies may have different definitions of EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations. Therefore, these measures may not be comparable with non-GAAP financial measures provided by other companies. EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations should not be considered alternatives to measurements required by U.S. GAAP, such as net income or operating profit, and should not be considered a measure of Cambrex’s liquidity. Cambrex uses EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations among several other metrics to assess and analyze its operational results and trends. Cambrex also believes EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value. Cambrex has provided a reconciliation of U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com	5

CAMBREX CORPORATION

Statements of Profit and Loss

For the Quarters Ended March 31, 2016 and 2015

(in thousands, except per-share data)

	2016		2015
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$93,935		$78,184
Commissions, Allowances and Rebates	503		451
Net Sales	93,432		77,733

Other	1,309		(208)

Net Revenues	94,741		77,525

Cost of Goods Sold	55,842	59.4%	48,446	62.0%

Gross Profit	38,899	41.4%	29,079	37.2%

Operating Expenses:
Selling, General and Administrative Expenses	14,045	15.0%	13,751	17.6%
Research and Development Expenses	3,478	3.7%	2,655	3.4%
Total Operating Expenses	17,523	18.7%	16,406	21.0%

Operating Profit	21,376	22.8%	12,673	16.2%

Other Expenses/(Income):
Interest (Income)/Expense, Net	(55)		476
Other Expenses, Net	34		62

Income Before Income Taxes	21,397	22.8%	12,135	15.5%

Provision for Income Taxes	6,552		3,767

Income from Continuing Operations	$14,845	15.8%	$8,368	10.7%

Loss from Discontinued Operations, Net of Tax	(263)		(375)

Net Income	$14,582	15.5%	$7,993	10.2%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.47		$0.27
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.01)
Net Income	$0.46		$0.26

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.45		$0.26
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.01)
Net Income	$0.44		$0.25

Weighted Average Shares Outstanding
Basic	31,886		31,198
Diluted	32,771		32,158

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com	6

CAMBREX CORPORATION

Consolidated Balance Sheets

As of March 31, 2016 and December 31, 2015

(in thousands)

	March 31,	December 31,
	2016	2015

Assets

Cash and Cash Equivalents	$85,597	$43,974
Trade Receivables, Net	47,316	90,920
Other Receivables	9,558	7,278
Inventories, Net	131,607	109,920
Prepaid Expenses and Other Current Assets	9,717	7,187
Total Current Assets	283,795	259,279

Property, Plant and Equipment, Net	203,616	186,487
Goodwill	33,196	32,063
Intangible Assets, Net	7,291	6,691
Deferred Income Taxes	14,758	19,259
Other Non-Current Assets	1,546	1,760

Total Assets	$544,202	$505,539

Liabilities and Stockholders' Equity

Accounts Payable	$39,345	$39,257
Deferred Revenue and Advance Payments	27,179	16,298
Accrued Expenses and Other Current Liabilities	38,004	44,247
Short-Term Debt	-	30,000
Total Current Liabilities	104,528	129,802

Advance Payments	39,000	-
Deferred Income Taxes	7,872	7,735
Accrued Pension Benefits	42,890	42,661
Other Non-Current Liabilities	14,840	14,506

Total Liabilities	$209,130	$194,704

Stockholders’ Equity	$335,072	$310,835

Total Liabilities and Stockholders’ Equity	$544,202	$505,539

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com	7

CAMBREX CORPORATION

Reconciliation of GAAP to non-GAAP Results

For the Quarters Ended March 31, 2016 and 2015

(in thousands)

	First Quarter 2016	First Quarter 2015

Operating Profit	$21,376	$12,673

Restructuring Expenses	290	-

Adjusted Operating Profit	21,666	12,673

Depreciation and Amortization	5,578	5,297

Adjusted EBITDA	$27,244	$17,970

	First Quarter 2016		First Quarter 2015
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$14,845	$0.45	$8,368	$0.26

Restructuring Expenses	290	0.01	-	-
Stock-Based Compensation, Net of Tax [1]	998	0.03	700	0.02
Amortization of Purchased Intangibles	176	0.01	169	0.01

Adjusted Income from Continuing Operations	$16,309	$0.50	$9,237	$0.29

1 Tax rate estimated at 35% for stock-based compensation.

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Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com	8